                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Third Quarter Results
•Delivered diluted EPS of $0.20; seventh consecutive quarter of double-digit earnings growth
•Grew year-over-year net sales 14.3% on top of 29.1% growth in last year’s third quarter
•Generated $32 million of operating income, a 44% increase above last year’s third quarter
•Ended third quarter with $141 million of cash and marketable securities; repaid $30 million debt

Fort Myers, FL - November 22, 2022 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended October 29, 2022 (the “third quarter”). The Company also provided fiscal 2022 fourth quarter outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, "Our robust momentum continued into the back half of the year. We posted another quarter of outstanding operating income and EPS performance, resulting from continued strong store and digital sales growth and solid expense leverage. The power of our portfolio of three unique brands and execution of our strategic pillars of being customer led, product obsessed, digital first, and operationally excellent are driving our performance.
"Apparel was once again the leading performer for the quarter, with Chico's® posting a 29% comparable sales increase and White House Black Market® generating a 17% comparable sales gain. Customers responded to our elevated fashion and product offerings across our apparel categories. Our Soma® performance improved compared to the second quarter, with particular strength in our foundations business. We continue to make investments in cutting-edge product innovation, and we are excited to welcome Chris Munnelly as SVP of Merchandising and Design at Soma to help guide the evolution and maximize the potential of this dynamic brand."
Langenstein concluded, "Our strong performance and quarter-after-quarter momentum demonstrate that our strategy is working. We are very pleased with the progress toward our long-term goals and remain confident in our ability to create meaningful shareholder value."

Business Highlights
The Company’s third quarter highlights include:
•Consistent strong results: Chico's FAS posted $0.20 net income per diluted share for the third quarter, driven by strong comparable sales growth and selling, general and administrative expenses (“SG&A”) leverage. This performance was more than 30% over the thirteen weeks ended October 30, 2021 (“last year’s third quarter”) and the seventh consecutive quarter of year-over-year double-digit earnings growth.
•Powerful portfolio performance: For the third quarter, total Chico’s FAS net sales grew 14.3% and comparable sales increased 16.5% versus last year’s third quarter, led by the Company’s apparel brands. Chico’s and White House Black Market (“WHBM”) comparable sales grew 28.8% and 17.0%, respectively, in the third quarter versus last year’s third quarter.
•Solid operating income growth: Third quarter income from operations was $31.6 million, or 6.1% of net sales, compared to $22.0 million, or 4.9% of net sales, in last year’s third quarter, driven by strong sales growth and SG&A leverage, partially offset by higher raw material costs.

•Strong balance sheet: The Company ended the third quarter with $140.7 million in cash and marketable securities, after repaying $30.0 million of long-term debt during the quarter.
•Marketing drove traffic and new customers: Chico's FAS continued to elevate its marketing, focusing more resources on digital. Strategic marketing efforts continue to drive more customers to the Company’s brands, with total year-over-year customer count up high-single digits, spend per customer up over last year’s third quarter and the average age of new customers continuing to trend younger.
•New loyalty programs exceeding expectations: For the third quarter, enrollment, customer sentiment, and redemption rates continue to exceed expectations.

Overview of Financial Results
For the third quarter, the Company reported net income of $24.6 million, or $0.20 per diluted share, compared to net income of $18.2 million, or $0.15 per diluted share, for last year’s third quarter. Net income for last year’s third quarter included $3.9 million after-tax in legal settlement charges as presented in the accompanying GAAP to non-GAAP reconciliation.

Sales
For the third quarter, net sales were $518.3 million compared to $453.6 million in last year’s third quarter. This 14.3% improvement primarily reflects a comparable sales increase of 16.5%, partially offset by 18 permanent net store closures since last year’s third quarter. The 16.5% comparable sales improvement was driven by an increase in transaction count, partially offset by a decrease in average dollar sale.
The following table depicts comparable sales percentages by Chico's, WHBM and Soma:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended (1)
	October 29, 2022	October 30, 2021	October 29, 2022
	Compared to Fiscal 2021	Compared to Fiscal 2020	Compared to Fiscal 2021
Chico's	28.8%	23.3%	36.0%
White House Black Market	17.0	33.4	35.6
Soma	(6.1)	30.2	(5.8)
Total Company	16.5	27.9	24.7
(1) The Company is not providing comparable sales figures for the thirty-nine weeks ended October 30, 2021 compared to the thirty-nine weeks ended October 31, 2020 as we do not believe it is a meaningful measure due to the significant impacts of the pandemic during fiscal 2020.

Gross Margin
For the third quarter, gross margin was $207.4 million, or 40.0% of net sales, compared to $184.4 million, or 40.7% of net sales, in last year’s third quarter. The 70 basis point decrease in gross margin rate primarily reflects higher raw material costs, partially offset by freight costs, occupancy leverage and higher average unit retail.

Selling, General and Administrative Expenses
For the third quarter, SG&A was $175.8 million, or 33.9% of net sales, compared to $162.5 million, or 35.8% of net sales, for last year’s third quarter, primarily reflecting ongoing expense management and the impact of $3.9 million in pre-tax litigation settlement charges in last year's third quarter.

Income Taxes
For the third quarter, the effective tax rate was 19.3% compared to 9.9% for last year’s third quarter. The third quarter effective tax rate of 19.3% primarily reflects a 2021 fiscal provision to return benefit due to the reversal of a valuation allowance related to 2021 temporary differences. Last year’s third quarter effective tax rate of 9.9% primarily reflects a 2020 fiscal provision to return benefit due to the reversal of a valuation allowance related to 2020 temporary differences and the rate differential provided by the Coronavirus Aid, Relief, and Economic Security Act.

Cash, Marketable Securities and Debt
At the end of the third quarter, cash and marketable securities totaled $140.7 million compared to $137.5 million at the end of last year’s third quarter. Debt at the end of the third quarter totaled $69.0 million compared to $99.0 million at the end of last year’s third quarter, reflecting a principal payment of $30.0 million in the third quarter.

Inventories
At the end of the third quarter, inventories totaled $304.1 million compared to $277.7 million at the end of last year’s third quarter. The $26.4 million, or 9.5%, increase over last year’s third quarter primarily reflects early holiday receipts, alignment of on-hand inventories with higher consumer demand, strategic investments in basics and higher average unit costs.

Fiscal 2022 Fourth Quarter and Full Year Outlook
For the fiscal 2022 fourth quarter, the Company currently expects:
•Consolidated net sales of $535 million to $555 million;
•Gross margin rate as a percent of net sales of 35.4% to 35.8%;
•SG&A as a percent of net sales of 32.7% to 33.2%;
•Effective income tax rate of 25.0%; and
•Earnings per diluted share of $0.07 to $0.10.
For the fiscal 2022 full year, the Company currently expects:
•Consolidated net sales of $2,153 million to $2,173 million;
•Gross margin rate as a percent of net sales of 39.2% to 39.3%;
•SG&A as a percent of net sales of 32.3% to 32.4%;
•Effective income tax rate of 23.0%;
•Earnings per diluted share of $0.89 to $0.92; and
•Capital and cloud-based expenditures of approximately $65 million to $70 million.

Conference Call Information
The Company is hosting a live conference call on Tuesday, November 22, 2022 beginning at 8:00 a.m. ET to review the operating results for the third quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 7130569, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.
ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, White House Black Market and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.

As of October 29, 2022, the Company operated 1,261 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2022 Fourth Quarter and Full Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:
The effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, human capital management, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations, shipping costs and timelines and the global supply chain; the ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates and labor shortages; our ability to sufficiently staff our retail stores; changes in general economic conditions, including but not limited to, consumer confidence and consumer spending patterns;the impacts of rising inflation, gasoline prices, and interest rates on consumer spending; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events, including their impact on consumer spending, inflation and the global supply chain; domestic and global political and social conditions and the potential impacts of geopolitical turmoil or conflict; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; increased competition in the markets in which we operate, including for, among other things, premium mall space; our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at malls, shopping centers and our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet, including the closing of underperforming stores and opening of new stores, and our ability to achieve the expected results of any such store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s three-year strategic growth plan, retail fleet optimization plan, sales initiatives, multi-channel strategies and four strategic pillars which are: 1) customer led; 2) product obsessed; 3) digital first; and 4) operationally excellent; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers and significant adverse economic, labor, political or other shifts (including adverse changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; our ability to successfully update our information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; increased public focus and opinion on environmental, social and governance (“ESG”) initiatives and our ability to meet any announced ESG goals and initiatives; future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our intellectual property rights and to protect our reputation and brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes and other regulatory proceedings; unanticipated adverse changes in legal, regulatory or tax laws; and our ability to comply with the terms of our credit agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining additional credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 29, 2022		October 30, 2021		October 29, 2022		October 30, 2021
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$255,341	49.3%	$203,505	44.9%	$801,584	49.5%	$601,914	45.8%
White House Black Market	157,451	30.4	138,159	30.4	485,061	30.0	364,250	27.7
Soma	105,540	20.3	111,980	24.7	331,322	20.5	347,501	26.5
Total Net Sales	518,332	100.0	453,644	100.0	1,617,967	100.0	1,313,664	100.0
Cost of goods sold	310,892	60.0	269,205	59.3	962,448	59.5	820,973	62.5
Gross Margin	207,440	40.0	184,439	40.7	655,519	40.5	492,691	37.5
Selling, general and administrative expenses	175,841	33.9	162,469	35.8	520,296	32.1	442,637	33.7
Income from Operations	31,599	6.1	21,970	4.9	135,223	8.4	50,054	3.8
Interest expense, net	(1,080)	(0.2)	(1,744)	(0.4)	(3,111)	(0.2)	(5,170)	(0.4)
Income before Income Taxes	30,519	5.9	20,226	4.5	132,112	8.2	44,884	3.4
Income tax provision	5,900	1.2	2,000	0.5	30,600	1.9	9,400	0.7
Net Income	$24,619	4.7%	$18,226	4.0%	$101,512	6.3%	$35,484	2.7%
Per Share Data:
Net income per common share - basic	$0.20		$0.15		$0.84		$0.30
Net income per common and common equivalent share – diluted	$0.20		$0.15		$0.82		$0.29
Weighted average common shares outstanding – basic	120,333		117,304		119,776		117,005
Weighted average common and common equivalent shares outstanding – diluted	124,887		123,166		124,016		121,897

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 29, 2022	January 29, 2022	October 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$117,726	$115,105	$134,458
Marketable securities, at fair value	23,017	—	3,006
Inventories	304,127	323,389	277,738
Prepaid expenses and other current assets	47,208	41,871	51,841
Income taxes receivable	15,430	13,698	13,125
Total Current Assets	507,508	494,063	480,168
Property and Equipment, net	183,153	195,332	199,853
Right of Use Assets	432,018	463,077	494,808
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	5,000
Other assets, net	18,890	23,005	25,413
Total Other Assets	40,250	44,365	46,773
	$1,162,929	$1,196,837	$1,221,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$107,400	$180,828	$172,897
Current lease liabilities	157,687	172,506	177,563
Other current and deferred liabilities	155,133	134,051	140,982
Total Current Liabilities	420,220	487,385	491,442
Noncurrent Liabilities:
Long-term debt	69,000	99,000	99,000
Long-term lease liabilities	346,560	381,081	415,458
Other noncurrent and deferred liabilities	2,612	7,867	8,147
Total Noncurrent Liabilities	418,172	487,948	522,605
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,250	1,225	1,225
Additional paid-in capital	510,374	508,654	505,419
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	307,536	206,020	195,306
Accumulated other comprehensive loss	(228)	—	—
Total Shareholders’ Equity	324,537	221,504	207,555
	$1,162,929	$1,196,837	$1,221,602

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Cash Flows from Operating Activities:
Net income	$101,512	$35,484
Adjustments to reconcile net income to net cash provided by operating activities:
Inventory write-offs	826	374
Depreciation and amortization	33,350	39,662
Non-cash lease expense	137,184	139,116
Loss on disposal and impairment of property and equipment, net	1,804	1,432
Deferred tax benefit	(381)	190
Share-based compensation expense	10,321	8,836
Changes in assets and liabilities:
Inventories	18,436	(74,129)
Prepaid expenses and other assets	(2,591)	(13,830)
Income tax receivable	(1,732)	45,015
Accounts payable	(73,120)	56,503
Accrued and other liabilities	13,583	16,643
Lease liability	(155,561)	(166,990)
Net cash provided by operating activities	83,631	88,306
Cash Flows from Investing Activities:
Purchases of marketable securities	(26,376)	(269)
Proceeds from sale of marketable securities	3,083	15,753
Purchases of property and equipment	(21,207)	(8,246)
Proceeds from sale of assets	2,772	—
Net cash (used in) provided by investing activities	(41,728)	7,238
Cash Flows from Financing Activities:
Payments on borrowings	(30,000)	(50,000)
Payments of debt issuance costs	(706)	—
Proceeds from issuance of common stock	239	—
Payments of tax withholdings related to share-based awards	(8,815)	(1,877)
Net cash used in financing activities	(39,282)	(51,877)
Net increase in cash and cash equivalents	2,621	43,667
Cash and Cash Equivalents, Beginning of period	115,105	90,791
Cash and Cash Equivalents, End of period	$117,726	$134,458

Supplemental Detail on Net Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and thirty-nine weeks ended October 29, 2022 and October 30, 2021, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Numerator
Net income	$24,619	$18,226	$101,512	$35,484
Net income allocated to participating securities	(47)	(123)	(370)	(313)
Net income available to common shareholders	$24,572	$18,103	$101,142	$35,171

Denominator
Weighted average common shares outstanding – basic	120,333	117,304	119,776	117,005
Dilutive effect of non-participating securities	4,554	5,862	4,239	4,892
Weighted average common and common equivalent shares outstanding – diluted	124,887	123,166	124,016	121,897

Net income per common share (1):
Basic	$0.20	$0.15	$0.84	$0.30
Diluted	$0.20	$0.15	$0.82	$0.29
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of net income per basic and diluted common share may not equal the sum of the quarters.

GAAP to Non-GAAP Reconciliation
    The Company reports information in accordance with U.S. generally accepted accounting principles (“GAAP”). However, this press release includes non-GAAP financial measures that are not based on any standardized methodology prescribed by GAAP. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the Company’s GAAP financial results, and the Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the unfavorable impact of litigation settlement charges in last year’s third quarter.
A reconciliation of net income and income per diluted share on a GAAP basis to adjusted net income and adjusted net income per diluted share on a non-GAAP basis, SG&A expenses as a percent of sales and adjusted SG&A expenses as a percent of sales for the thirteen and thirty-nine weeks ended October 30, 2021 is presented in the table below:

GAAP to Non-GAAP Reconciliation of Adjusted Net Income and Adjusted Net Income Per Diluted Share and Adjusted Selling, General and Administrative Expenses, percent of sales
(Unaudited)
(in thousands)

	October 30, 2021
	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
Net Income:

Net Income GAAP basis	$18,226	$35,484
Litigation settlement charges	3,910	3,910
Adjusted Net Income (Non-GAAP adjusted basis)	$22,136	$39,394

Net income per common and common equivalent share - diluted:

Net income per common and common share equivalent - diluted (GAAP basis)	$0.15	$0.29
Litigation settlement charges	0.03	0.03
Adjusted net income per common and common equivalent share - diluted (Non-GAAP adjusted basis)	$0.18	$0.32

Selling, general and administrative expenses, percent of sales:

Selling, general and administrative expenses, percent of sales (GAAP basis)	35.8%	33.7%
Litigation settlement charges	(0.8)	(0.3)
Adjusted selling, general and administrative expenses percent of sales (Non-GAAP adjusted basis)	35.0%	33.4%

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended October 29, 2022
(Unaudited)

	July 30, 2022	New Stores	Closures	October 29, 2022
Store Count:
Chico’s frontline boutiques	494	—	(3)	491
Chico’s outlets	122	—	—	122
WHBM frontline boutiques	331	—	(2)	329
WHBM outlets	53	—	—	53
Soma frontline boutiques	240	8	(2)	246
Soma outlets	18	2	—	20
Total Chico’s FAS, Inc.	1,258	10	(7)	1,261

	July 30, 2022	New Stores	Closures	Other Changes in SSF	October 29, 2022
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,346,317	—	(7,189)	161	1,339,289
Chico’s outlets	307,393	—	—	—	307,393
WHBM frontline boutiques	777,716	—	(4,800)	—	772,916
WHBM outlets	110,394	—	—	—	110,394
Soma frontline boutiques	451,144	12,688	(3,943)	(586)	459,303
Soma outlets	34,329	3,121	—	(84)	37,366
Total Chico’s FAS, Inc.	3,027,293	15,809	(15,932)	(509)	3,026,661
As of October 29, 2022, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirty-Nine Weeks Ended October 29, 2022
(Unaudited)

	January 29, 2022	New Stores	Closures	October 29, 2022
Store count:
Chico’s frontline boutiques	499	—	(8)	491
Chico’s outlets	122	—	—	122
WHBM frontline boutiques	335	—	(6)	329
WHBM outlets	54	—	(1)	53
Soma frontline boutiques	238	11	(3)	246
Soma outlets	18	2	—	20
Total Chico’s FAS, Inc.	1,266	13	(18)	1,261

	January 29, 2022	New Stores	Closures	Other Changes in SSF	October 29, 2022
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,362,276	—	(21,769)	(1,218)	1,339,289
Chico’s outlets	307,393	—	—	—	307,393
WHBM frontline boutiques	785,722	—	(13,129)	323	772,916
WHBM outlets	112,724	—	(2,330)	—	110,394
Soma frontline boutiques	448,773	16,098	(4,982)	(586)	459,303
Soma outlets	34,329	3,121	—	(84)	37,366
Total Chico’s FAS, Inc.	3,051,217	19,219	(42,210)	(1,565)	3,026,661
As of October 29, 2022, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.